TRIMBLE INC.

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”), effective as of January 4, 2020, is entered into by and between Trimble Inc., a Delaware corporation (the “Company”), and Robert Painter (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders;

WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board (as defined below) has approved the Company entering into a severance agreement with the Executive in order to encourage his continued service to the Company;

WHEREAS, the Executive is prepared to provide such services in return for specific arrangements with respect to severance compensation and other benefits;

WHEREAS, the Executive will serve and has served as an executive, management personnel, or officer of the Company;

WHEREAS, the Company and the Executive are parties to a prior executive severance agreement dated on or around April 21, 2017 in connection with the Executive’s prior role as Chief Financial Officer of the Company (the “Prior Agreement”);

WHEREAS, the Company has determined that certain amendments to the Prior Agreement are appropriate to reflect the Executive’s appointment as President and Chief Executive Officer of the Company, effective January 4, 2020, and to align the terms with current market practices, among other reasons; and

WHEREAS, the Board has authorized the Company to enter into this Agreement, which reflects amendments to the Prior Agreement and serves to supersede the Prior Agreement with respect to the subject matter herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, this Agreement sets forth benefits which the Company will pay to the Executive in the event of termination of the Executive’s employment under the circumstances described herein:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
(a) “Board” means the Board of Directors of the Company.

(b) “Bonus” means the annual bonus payable pursuant to the Company’s Management Incentive Plan or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board.
(c) “Cause” means (i) the Executive’s engagement in acts of embezzlement, dishonesty or moral turpitude; (ii) the conviction of the Executive for having committed a felony; (iii) a breach by the Executive of the Executive’s fiduciary duties and responsibilities to the Company that could reasonably be expected to result in a material adverse effect on the Company’s business, operations, prospects or reputation; or (iv) the repeated willful failure of the Executive to perform duties and responsibilities as an employee of the Company to the reasonable satisfaction of the Company (except in the case of death or disability) that has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Executive by the Company. The determination of Cause shall be made by the sole determination of the Company.
(d) “Code” means the Internal Revenue Code of 1986, as amended.
(e) “Company” means Trimble Inc., a Delaware corporation, and any successor thereto.
(f) “Date of Termination” means the date on which the Executive’s employment by the Company terminates and such termination constitutes a “separation from service” as defined and applied under Section 409A of the Code.
(g) “Good Reason” means either (i) a material diminution in the Executive’s title, position, or responsibilities, or the Executive’s removal from such position and responsibilities; (ii) a material reduction by the Company in the Executive’s compensation as in effect immediately prior to such reduction; or (iii) the relocation of the Executive to a facility or a location more than twenty-five (25) miles from the Executive’s prior primary work location provided in each case, that the Executive has (A) provided written notice of the circumstances establishing Good Reason within sixty (60) days of the initial existence of such conditions, (B) given the Company at least thirty (30) days to cure, and (C) if the Company fails to cure, the Executive terminates employment within ninety (90) days following the expiration of the cure period.
(h) “Pro-Rated Bonus Amount” means an amount equal to the Bonus that is determined to be payable for the Year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed between the commencement of the performance period applicable to the Bonus and the Date of Termination, and the denominator of which is the total number of calendar days contained in the performance period.
(i) “Section 409A” means Section 409A of the Code, the related Treasury Regulations and Internal Revenue Service guidance issued regarding the application of Section 409A.
(j) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% of more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(k) “Target Bonus Amount” means, with respect to the Year in which the Date of Termination occurs, the amount of the Executive’s target Bonus for such Year, which is an amount equal to percentage of the Executive’s annual base salary.
(l) “Year” means the fiscal year of the Company.
2. Rights of the Executive upon Termination Without Cause or for Good Reason.
(a) Upon the Date of Termination, the Executive shall be entitled to a lump sum cash amount equal to the sum of (A) the Executive’s base salary from the Company and its Subsidiaries through the Date of Termination, and (B) any outstanding Bonus for which payment is due and owing at such time, in each case to the extent not theretofore paid.
(b) Provided the Executive has executed and delivered the Release (as defined in Section 4 below) and such Release has become effective and irrevocable, if the Company terminates the Executive’s employment other than for Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to receive the following payments and benefits:
(i) a lump sum cash payment equal to two hundred percent (200%) of the sum of (A) Executive’s annual base salary from the Company and its Subsidiaries in effect immediately prior to the Date of Termination and (B) the Target Bonus Amount, which shall be payable within 65 days of the Date of Termination;
(ii) a lump sum cash payment equal to the Pro-Rated Bonus Amount, which shall be payable within 65 days of the last day of the applicable performance period;
(iii) a lump sum cash payment equal to $40,000, representing the cost of COBRA premiums or medical benefits for a period of eighteen (18) months, which shall be payable within 65 days of the Date of Termination;
(iv) the vesting of each outstanding option, restricted stock unit or other equity award subject to time-based vesting granted under any of the Company’s stock option or incentive plans that is held by the Executive immediately prior to the Date of Termination (the “Time-Based Equity Award”) with respect to the number of shares that would have vested had the Executive continued in service for an additional twelve months following the Date of Termination; each Time-Based Equity Award that vests pursuant to this Section 2(b)(iv) shall be settled within 65 days of the Date of Termination; provided, however, that if the Time-Based Equity Award constitutes nonqualified deferred compensation subject to Section 409A, and settlement of the Time-Based Equity Award pursuant to this Agreement would result in adverse tax consequences under Section 409A, the Time-Based Equity Award shall be settled upon the earliest date upon which the settlement may be made without resulting in adverse taxation under Section 409A; and
(v) the pro rata vesting of any outstanding performance-based restricted stock units granted under any of the Company’s incentive plans that is held by the Executive immediately prior to the Date of Termination (“PRSUs”) equal to the number of PRSUs that become eligible to vest based on actual attainment of the performance goals, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed between the commencement of the performance period applicable to the PRSUs and the Date of Termination, and the denominator of which is the total number of calendar days contained in the corresponding performance period; the PRSUs that vest pursuant to this Section 2(b)(v) shall be settled within 65 days of the last day of the applicable performance period.
(c) In the event the Executive’s termination of employment gives rise to payments and benefits under that certain Change in Control Severance Agreement, by and between the Company and the Executive dated as of the date hereof, as amended from time to time, the Executive shall not be eligible to receive any payments or benefits under this Agreement.
(d) In the event that the benefits provided for in this Agreement (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 2(d) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under this Agreement shall be either (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, result in the receipt by the Executive on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Consulting Firm (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Agreement or any other arrangement) in violation of Section 409A. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section 2(d), including the manner and amount of any reduction in the Executive’s benefits under this Agreement, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by Ernst & Young LLP (the “Consulting Firm”). In the event that the Consulting Firm (or any affiliate thereof) is unable or unwilling to act, the Executive may appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Consulting Firm hereunder). All fees and expenses of the Consulting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Consulting Firm in connection with the performance of services hereunder. For the purposes of making the calculations required under this Section 2(d), the Consulting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Consulting Firm such information and documents as the Consulting Firm may reasonably request to make a determination under this Section 2(d).
3. Notice.
(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States Mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Robert Painter
2260 Stony Hill Road

Boulder, CO 80305

If to the Company:
Trimble Inc.
935 Stewart Drive
Sunnyvale, California 94085
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile or email to a location provided by the other party hereto.
(b) A written notice of the Executive’s Date of Termination by the Company to the Executive shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (which, except in the case of termination for Cause, shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Company to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
4. Release. Unless the following requirement is waived by the Board in its sole discretion, the payments and benefits payable under Section 2(b) shall not apply unless the Executive delivers (and does not revoke) an executed and effective release acceptable to the Company (substantially in the form attached hereto as Exhibit A) releasing the Company, its Subsidiaries, stockholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Executive’s employment with the Company or the termination of such employment (the “Release”). The Executive shall execute and return such Release within the time period provided for by the Company, but in no event later than 50 days of the Date of Termination (the “Release Deadline”). If the Release has not been returned on or before the Release Deadline, the Executive shall not be entitled to any benefits and payments pursuant to Section 2(b) of this Agreement.
5. Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6. Scope of Agreement. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company. Notwithstanding any other provision hereof to the contrary, the Executive may, at any time during his employment with the Company upon the giving of 30 days prior written notice, terminate his employment. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payment or benefit under this Agreement, neither the Executive nor the Company shall have any further obligation or liability hereunder.

7. Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (as defined and applied in Section 409A) as of the Date of Termination, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions under Section 409A) and to the extent required by Section 409A, the Executive shall instead receive such payments (including settlement of equity awards) on the earlier of (a) the first day following the six-month anniversary of the Date of Termination, or (b) the Executive’s date of death, to the extent such delay is otherwise required in order to avoid a prohibited distribution under Section 409A. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” Further, to the extent the payments contemplated under Section 2(b) constitute deferred compensation and the 65-day payment period described in Section 2(b) spans two calendar years, then the payments contemplated thereunder shall be paid in the second calendar year. In addition, for purposes of Section 409A, payments shall be deemed exempt from Section 409A to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Date of Termination) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference. Notwithstanding anything to the contrary in this Agreement, the Company may amend the Agreement, or take any other actions, as deemed necessary or appropriate to (a) exempt any payment or benefit under the Agreement from Section 409A and/or preserve the intended tax treatment of the payments or benefits under the Agreement, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement shall provide a basis for any person to take action against the Company based on matters covered by Section 409A, including the tax treatment of any payment or benefit under the Agreement, and the Company shall not under any circumstances have any liability to the Executive, his estate or any other party for any taxes, penalties or interest due on any payment or benefit under this Agreement, including taxes, penalties or interest imposed under Section 409A.
8. Compensation Recoupment. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), any payment or benefit under this Agreement shall not be deemed fully earned or vested, even if paid or distributed to the Executive, if such payment, benefit, or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s securities are listed (the “Rules”). In addition, the Executive hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act or the Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback any payment or benefit under this Agreement.
9. Successors’ Binding Obligation.
(a) This Agreement shall not be terminated by any merger, consolidation or corporate reorganization of the Company (a “Company Change”) or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.
(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with Section 2 of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
10. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.
11. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.
12. Entire Agreement; Counterparts. This Agreement contains all the understanding between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings, promises and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein, including, without limitation, the Prior Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.
13. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

[The Remainder of this Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement effective as of January 4, 2020.

Trimble Inc.
By: /s/ JAMES A KIRKLAND
Name: James A. Kirkland
Title: SVP, Secretary and General Counsel
Date: February 18, 2021

Executive
/s/ ROBERT G. PAINTER
Name: Robert Painter Title: President and Chief Executive Officer (effective as of January 4, 2020)

Date: February 18, 2021

EXHIBIT A

SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Settlement Agreement and Release of All Claims (hereinafter “Agreement”) is entered into by and between [name] (hereinafter “Employee”) and Trimble Inc., a Delaware corporation (hereinafter the “Company”). In consideration of the covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, the parties agree to settle the disputes between them as follows:
1. The parties stipulate that:
a. Employee was employed by the Company or with one of its subsidiaries (collectively, also the “Company”) through [Date].
b. Employee’s employment with the Company is being terminated [by the Company without Cause] [by the Employee with Good Reason] (as defined in that certain Executive Severance Agreement (the “Severance Agreement”) by and between Employee and the Company).
c. Employee has not filed, and has not assisted any third party in filing, any action (including but not limited to civil and administrative claims and actions) against the Company, or any of its past or present officers, directors, employees, stockholders, agents, predecessors, successors, representatives, suppliers, or affiliated companies (hereinafter referred to collectively as “the Releasees”).
d. Employee represents and agrees that Employee has been paid all compensation earned and due to Employee as of Employee’s last day of work including, but not limited to, all accrued but unused vacation/PTO.
e. Employee and the Company each desire to compromise, settle, discharge and release in full any and all rights, claims and actions whatsoever that Employee has or may have against the Releasees arising out of Employee’s employment by the Company and/or the termination of Employee’s employment, through action of law, statute, or contract, up to and including the date of this Agreement.
2. Upon Employee’s execution of this Agreement, Employee shall deliver an original signed copy of the Agreement to the Company, along with any and all property owned by the Company that is within Employee’s possession, including, but not limited to, computers, technical resources, programs, computer files and paperwork. Employee also agrees that Employee will provide any and all lists of passwords and access information to the Company, including copies, and that he or she will retain none of the same.
3. a. Provided that Employee has completed the actions required in Paragraph 2, but not before the expiration of Employee’s seven-day revocation period, Employee shall be entitled to the payments and benefits provided to Employee under the Severance Agreement at the time or times set forth in the Severance Agreement.
b. The consideration provided in this Paragraph 3 to Employee is given in accordance with the following understanding and agreement of the parties:
(i) The parties agree that the consideration paid to Employee under this Paragraph 3 shall constitute full and complete settlement of all claims of whatever kind that have been or could be made by Employee against any of the Releasees, without regard to whether such claims are based on an alleged breach of an obligation or duty arising from contract, tort, or statute.
(ii) Employee acknowledges and agrees that the Releasees have made no representations to Employee regarding the tax consequences of any consideration received by Employee pursuant to this Agreement. Employee agrees to pay federal and state taxes, if any, that are required by law to be paid by Employee with respect to this settlement. Employee further agrees to indemnify, defend and hold the Releasees harmless from any claims, demands, judgments or recoveries by any governmental entity against the Releasees for any amounts claimed due on account of this Agreement based on or because of actions or omissions by Employee or pursuant to claims made under any federal or state tax laws based on or because of actions or omissions by Employee, and any costs, expenses or damages sustained by the Releasees by reason of any such claims, including any amounts paid by the Releasees as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.
(iii) Employee agrees that the consideration delivered under this Paragraph 3 shall constitute the entire amount of consideration provided to Employee under this Agreement and that Employee will not seek any further compensation for any other claimed damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement. This consideration paid by the Company is solely consideration for this Agreement to which Employee is not otherwise entitled.
4. In consideration for the Company’s promise to deliver the consideration described above, Employee agrees to and hereby does irrevocably waive and release the Releasees from any and all claims, charges, demands, obligations, damages, liabilities or causes of action of any kind whatsoever (hereinafter “claims”), whether known or unknown, suspected or unsuspected, that Employee has or may have against them by reason of any act, omission, transaction or event occurring up to and including the date of this Agreement, including, without limitation, any act, omission, transaction or event related to or arising out of Employee’s employment with the Company or termination of that employment, without regard to whether such claims are based on alleged breach of an obligation or duty arising in contract or tort, any alleged unlawful act (under the California Labor Code, the California Business & Professions Code, the California Constitution, local ordinances, or other state or federal statutes), or any other claim regardless of the forum in which it might be brought. It is expressly understood and agreed by Employee that this waiver and release includes, but is not limited to, any and all rights or claims that arise under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Act, or any state or local laws including but not limited to the California Fair Employment and Housing Act and the California Family Rights Act; as well as any and all claims arising under the Employee Retirement Income Security Act of 1974, up to the effective date of this Agreement but not thereafter. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding by the Equal Employment Opportunity Commission.
5. Employee understands and agrees that Employee’s release of claims described in this Agreement includes (but is not limited to) a waiver of Employee’s rights and claims arising under the Age Discrimination in Employment Act of 1967 (ADEA). Employee understands and agrees that Employee has the right not to execute this Agreement without first having considered it for a full twenty-one (21) days from receipt of the Agreement. Employee agrees that Employee may sign this Agreement without waiting the full twenty-one (21) days and that, if Employee has done so, Employee’s decision to do so has been knowing and voluntary, and not induced through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period, or the provision of different terms to employees who sign any release prior to the expiration of the twenty-one (21) day period. Employee did not execute this Agreement without first being advised in writing to consult an attorney of Employee’s choice. Employee further understands and agrees that Employee:
a. Has had the full aforementioned twenty-one (21) day period within which to consider this Agreement before executing it and, if Employee has waived the full period, the waiver has been knowing and voluntary as described above;
b. Has carefully read and fully understands all of the provisions of this Agreement;
c. Has at all times during the course of negotiation and execution of this Agreement been advised by an attorney or has had adequate opportunity to consult counsel of Employee’s choice concerning the terms of this Agreement. Employee was advised and is hereby advised in writing to consult with counsel of Employee’s choice prior to entering into this Agreement;
d. Is, through this Agreement, releasing the Releasees from any and all claims that Employee has or may have against them;

e. Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
f. Knowingly and voluntarily intends to be legally bound by the same;
g. Has had a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and is hereby advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and
h. Understands that Employee does not release, discharge or waive (i) any rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date this Agreement is executed ; (ii) any rights to payment and benefits provided under the Severance Agreement that are contingent upon the execution by Employee of this Agreement; (iii) any right of indemnification or contribution that Employee may have under the organizational documents of the Company or from any other source, including, any directors’ or officers’ insurance policy maintained by the Company.
6. This Agreement is a full and final compromise and settlement and a general release by Employee that includes all unknown and unanticipated damages or injuries, to property or person, by reason of any act, omission, transaction or event occurring up to and including the date of this Agreement, including, without limitation, any act, omission, transaction or event related to or arising out of Employee’s employment with the Company or termination of that employment. Employee waives all rights or benefits that Employee may now or in the future have under the terms of Section 1542 of the California Civil Code, which Employee has had an opportunity to review with counsel of Employee’s choice and which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

This waiver is not a mere recital, but is a known waiver of rights and benefits. This is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein.
7. Employee agrees to keep the terms and the amount of this Agreement completely confidential and agrees that Employee will not hereafter disclose any information concerning this Agreement to anyone, including, but not limited to, any past, present or prospective clients, employees, stockholders, agents, suppliers or competitors of the Company. The only exceptions to the foregoing sentence shall be disclosure to Employee’s legal and tax advisers as is necessary or disclosure as may be specifically required by federal, state or local administrative or judicial proceedings or to implement this Agreement. Under no circumstances, except as permitted herein, is Employee to mention the amount of any consideration provided pursuant to this Agreement. Employee further agrees to condition any disclosure concerning the terms or amount of this Agreement that is permitted hereunder upon an agreement by the recipient not to disclose the terms of this Agreement to anyone and to respond to inquiries regarding the parties’ dispute in the same way that Employee and the Company must respond hereunder, except for disclosures required by federal, state or local law or regulation. If Employee or the Company receives any inquiry about the controversy between them, each agrees to state only that (1) Employee is no longer employed with the Company, and (2) the matter is confidential and cannot be discussed, or words to virtually the identical effect.
8. Employee acknowledges and agrees that in the course of Employee’s employment with the Company, Employee has had access to and/or made use of certain confidential information relating to the business activities of the Company. Such confidential information includes, but is not limited to, the Company’s practices and processes in managing its human resources such as recruiting, retention, compensation and training; the Company’s business strategies including marketing and distribution; financial results; pricing data; key persons to contact with regard to customer accounts and customer needs; market surveys and research data; and contractual agreements between the Company and customers, distributors and other persons or entities, compilations of information and records that are owned by the Company and are regularly used in the operation of the Company’s business and other information that is kept confidential by the Company.
a. Employee agrees that Employee will continue to abide by any written agreements concerning the use and protection of confidential and proprietary information, which are incorporated herein by reference, and that this Agreement does not extinguish any such written agreements. Employee agrees that Employee will not disclose any such confidential information, directly or indirectly, or use any of it in any way whatsoever.
b. Employee further represents and agrees that all files, computer programs, records, documents, lists, specifications, and similar items relating to the business activities of the Company, including any and all copies, whether prepared by Employee or otherwise coming into Employee’s possession, custody or control, are property of the Company and have been or will be returned immediately by Employee to the Company and that Employee will not remove from the premises of the Company any such property or information.
9. Employee expressly agrees that Employee will bring no new or further proceedings against the Company before any court or administrative tribunal or any other forum whatsoever by reason of any claim, liability or cause of action, whether known or unknown, suspected or unsuspected, arising out of Employee’s employment or termination of that employment, or any other act, omission or transaction by the Company, occurring up to and including the effective date of this Agreement.
10. This Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Company or the Releasees of any wrongdoing or liability of any kind, or an admission of any violation of the rights of Employee, or any person, or violation of any order, law, statute, duty or contract whatsoever, or that Employee was or is entitled to any amounts or relief demanded by him.
11. Each party shall bear its own costs and attorney’s fees associated with the process leading to this Agreement.
12. Should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid or unenforceable part shall be deemed not to be a part of this Agreement.
13. Each party acknowledges that it has had an adequate opportunity to review the terms of this Agreement with counsel. The parties agree that this Agreement shall be interpreted in accordance with the law of the State of California, excluding its choice of law rules. The parties further agree that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.
14. Employee agrees that in executing this Agreement Employee does not rely and has not relied on any representation or statement made other than those specifically set forth in this written Agreement. The parties agree that this Agreement constitutes the entire agreement between Employee and the Company and (except as provided in Paragraph 8.a) supersedes any and all prior agreements or understandings, written or oral, between them and that any other agreement between the parties shall be, and hereby is, deemed terminated.
15. This Agreement shall be binding upon the parties hereto and, as applicable, upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released by this Agreement.
16. This Agreement is offered by the Company on [Date] and shall remain available, unless otherwise rejected by the Employee or revoked by the Company, until no later than 5:00 p.m. Pacific

Time (2:00 p.m. Eastern Time) on [Date], which is not less than twenty-one (21) days following the date this Agreement is offered. Employee may accept the offer only by returning an executed copy of this Agreement to the Company and by completing the other conditions specified in Paragraph 2 above. If the Agreement is not accepted by Employee before the date and time specified, the offer shall be deemed rejected and shall be revoked by the Company.
17. The parties, having read all of the foregoing, having been advised by or having had adequate opportunity to consult with counsel, and having understood and agreed to the terms and conditions of this Settlement Agreement and Release of All Claims, do hereby voluntarily execute said Agreement by affixing their signatures hereto.

Dated:

Employee

Dated:

For Trimble Inc.

By:
Its: